UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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HARMONIC INC.

(Name of Registrant as Specified In Its Charter)

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HARMONIC INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 13, 2007

TO THE STOCKHOLDERS OF HARMONIC INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Harmonic Inc., a Delaware corporation (the “Company”), will be held on Wednesday, June 13, 2007 at 8:00 a.m., Pacific Time, at The Hyatt Regency — Santa Clara Hotel, 5101 Great America Parkway, Santa Clara, California, 95054, for the following purposes:

1. To elect six directors to serve until the 2008 Annual Stockholders Meeting or until their successors are elected and duly qualified.

2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

Only stockholders of record at the close of business on April 16, 2007 are entitled to notice of and to vote at the meeting and any adjournment thereof.

All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or vote by telephone or by using the internet as instructed on the proxy card. Any stockholder of record attending the meeting may vote in person even if such stockholder has returned a proxy.

By Order of the Board of Directors,

Robin N. Dickson,
Secretary

Sunnyvale, California
April 30, 2007

YOUR VOTE IS IMPORTANT

In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope, or vote by telephone or by using the internet as instructed on the proxy card.

PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL ONE ELECTION OF DIRECTORS
PROPOSAL TWO RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EXECUTIVE COMPENSATION AND RELATED INFORMATION

HARMONIC INC.

549 Baltic Way

Sunnyvale, California 94089

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Harmonic Inc., a Delaware corporation (“Harmonic” or the “Company”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held June 13, 2007 at 8:00 a.m., Pacific Time, or at any adjournments and postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at The Hyatt Regency — Santa Clara Hotel, 5101 Great America Parkway, Santa Clara, California, 95054. The telephone number of the Company’s principal offices is (408) 542-2500.

These proxy materials and the Company’s Annual Report to Stockholders for the year ended December 31, 2006, including financial statements, were first mailed on or about April 30, 2007 to all stockholders entitled to vote at the Annual Meeting.

Record Date and Voting Securities

Stockholders of record at the close of business on April 16, 2007 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 79,335,250 shares of the Company’s common stock, $0.001 par value per share, were issued and outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use at the Annual Meeting by delivering to the Secretary of the Company at the Company’s principal executive offices a written notice of revocation or a duly executed proxy bearing a later date, or by voting on a later date by telephone or via the Internet (only your latest-dated telephone or Internet proxy is counted), or by attending the Annual Meeting and voting in person.

Voting and Solicitation

Each stockholder is entitled to one vote for each share of the Company’s common stock held as of the Record Date on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

The Company will bear the cost of soliciting proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any other solicitation materials furnished to stockholders by the Company in connection with the Annual Meeting. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile or personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid to such persons for such services.

Quorum; Abstentions; Broker Non-Votes

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of the Company’s common stock issued and outstanding on the Record Date. Shares eligible to vote at the Annual Meeting will be counted as present at the Annual Meeting if the holder of such shares is present and votes in person at the Annual Meeting or has properly submitted a proxy card or voted by telephone or via the Internet. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter.

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions on a given proposal will have the same effect as a vote against the proposal, but will not affect the election of directors.

The Delaware Supreme Court has held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. The Company intends to treat broker non-votes in a similar manner. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

Stockholder Proposal Procedures and Deadlines

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2008 Annual Meeting and that stockholders desire to have included in the Company’s proxy materials relating to such meeting must be received by Harmonic at its principal executive offices at 549 Baltic Way, Sunnyvale, California 94089 no later than January 2, 2008, which is 120 calendar days prior to the anniversary of the mailing date of this Proxy Statement, and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the Proxy Statement and form of proxy for that meeting.

The Securities and Exchange Commission, or SEC, rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in the Company’s Proxy Statement with respect to discretionary voting. The discretionary vote deadline for the year 2008 Annual Meeting is March 16, 2008, 45 calendar days prior to the anniversary of the mailing date of this Proxy Statement. If a stockholder gives notice of such a proposal after the discretionary vote deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Company’s year 2008 Annual Meeting. The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s Annual Meeting.

Furthermore, under the Company’s bylaws, a stockholder’s notice of business to be brought before an annual meeting must set forth, as to each proposed matter: a) a brief description of the business and reason for conducting such business at the meeting; b) the name and address as they appear on the Company’s books of the stockholder; c) the class and number of shares of the Company owned by the stockholder; d) any material interest of the stockholder in such business; and e) any other information that may be required under Regulation 14A of the Securities and Exchange Act of 1934.

Multiple Stockholders Sharing One Address

In some instances, we may deliver to multiple stockholders sharing a common address only one copy of this proxy statement and its attachments. If requested orally or in writing, we will promptly provide a separate copy of the proxy statement and its attachments to a stockholder sharing an address with another stockholder. Requests should be directed to our Corporate Secretary to Harmonic Inc., Attention: Corporate Secretary, 549 Baltic Way, Sunnyvale, CA 94089, or to +1-408-542-2500. Stockholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Prior to the Annual Meeting, the Company had a Board of seven directors. Michel L. Vaillaud, who is currently 75 years old, has decided not to stand for re-election. The Board has adopted a resolution, which will be effective as of the Annual Meeting, that reduces the size of the board of directors to six persons. Six directors are to be elected at the Annual Meeting. Each of the directors elected at the Annual Meeting will hold office until the Annual Meeting of Stockholders in 2008 or until such director’s successor has been duly elected and qualified.

Unless otherwise instructed, the proxy holders identified on the enclosed proxy card will vote the proxies received by them for the Company’s six nominees named below, all of whom are currently directors of the Company. Each of the nominees was recommended for election by the Company’s Corporate Governance and Nominating Committee and the Board of Directors. The Company did not receive any proposals from stockholders for nominations of other candidates for election. In the event that any nominee of the Company becomes unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the Company’s current Corporate Governance and Nominating Committee to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director.

The names of the nominees for director and certain information about each of them are set forth below.

Name	Age	Principal Occupation

Anthony J. Ley	68	Chairman of the Board, former President and Chief Executive Officer, Harmonic Inc.
Patrick J. Harshman	42	President and Chief Executive Officer, Harmonic Inc.
E. Floyd Kvamme	69	Partner Emeritus, Kleiner Perkins Caufield & Byers
William F. Reddersen	59	Retired, former Executive Vice President, BellSouth
Lewis Solomon	73	Founder and Chairman of SCC Company
David R. Van Valkenburg	64	Chairman, Balfour Associates, Inc.

Except as indicated below, each nominee or incumbent director has been engaged in the principal occupation set forth above during the past five years. There are no family relationships between any directors or executive officers of the Company.

Anthony J. Ley has served as Harmonic’s Chairman of the Board since February 1995 and has been a director since 1988. Previously Mr. Ley served also as President and Chief Executive Officer of Harmonic from November 1988 until May 4, 2006. From 1963 to 1987, Mr. Ley was employed at Schlumberger Limited both in Europe and the U.S., holding various senior business management and research and development positions, ultimately as Vice President, Research and Engineering at Fairchild Semiconductor/Schlumberger in Palo Alto, California. Mr. Ley holds an M.A. in mechanical sciences from the University of Cambridge and an S.M.E.E. from the Massachusetts Institute of Technology. He is also named as an inventor in 29 patents, is a Fellow of the I.E.E. (U.K.) and a Life Senior member of the I.E.E.E.

Patrick J. Harshman joined Harmonic in 1993 and was appointed President and Chief Executive Officer and elected as a director on May 4, 2006. From January 2006 to May 2006, Dr. Harshman was the Company’s Executive Vice President, with responsibility for research and development, marketing, operations and technical services. He was President of the Broadband Access Networks Division from January 2001 until December 2005. Prior to January 2001, Dr. Harshman was Vice President of Marketing, responsible for Harmonic’s digital video and fiber optic transmission product lines. Dr. Harshman received a Ph.D. in Electrical Engineering from the University of California, Berkeley, where his graduate research focused on nonlinear optical phenomena in optical communication systems. He also completed an Executive Management Program at Stanford University.

E. Floyd Kvamme has been a director of the Company since 1990. Since 1984, Mr. Kvamme has been a general partner and now serves as a partner emeritus of Kleiner Perkins Caufield & Byers, a venture capital firm. Mr. Kvamme is also a director of National Semiconductor Corporation and Power Integrations, Inc., as well as two private companies. Mr. Kvamme holds a B.S.E.E. from the University of California, Berkeley and an M.S.E. from Syracuse University.

William F. Reddersen has been a director of the Company since July 2002. Now retired, Mr. Reddersen spent 31 years at BellSouth and AT&T. From 1998 to 2000, Mr. Reddersen was Executive Vice President of Corporate Strategy at BellSouth, and from 1991 to 1998, he was responsible for BellSouth’s broadband strategy and business market operations. Mr. Reddersen is a director of Otelco, a group of independent telephone operators, as well as several private companies. He holds a B.S. in Mathematics from the University of Maryland and an M.S. in Management from the Massachusetts Institute of Technology, where he was a Sloan fellow.

Lewis Solomon has been a director of the Company since January 2002. He is Founder and Chairman of SCC Company, a consulting firm specializing in technology. Mr. Solomon also co-founded and was Chief Executive Officer of Broadband Services, Inc. (BSI), an outsource provider of supply chain management, network planning, and fulfillment services from 1999 to 2004. From 1983 to 1988, he served as the Executive Vice President of Alan Patricof Associates, a global venture capital firm. Mr. Solomon also spent 14 years at General Instrument Corporation, ultimately as Senior Vice President and Assistant to the Chief Executive Officer. Mr. Solomon is a director of Anadigics Inc., Terayon Communication Systems, Inc. and several private companies.

David R. Van Valkenburg has been a director of the Company since October 2001. Mr. Van Valkenburg currently serves as Chairman of Balfour Associates, Inc., a firm providing counsel to chief executive officers, boards of directors and private equity funds and Chairman and President of privately-held Zero Point Corporation, a computer network engineering company. From 1995 to 2000, he was Executive Vice President of MediaOne Group, Inc. While at MediaOne Group, Mr. Van Valkenburg was seconded to Telewest Communications where he served as Chief Executive Officer and Chief Operating Officer from 1997 to 1999. He has also held the position of President at both Multivision Cable TV Corporation and Cox Cable Communications Inc. Mr. Van Valkenburg serves on the board of Moscow Cablecom Corporation, and several private companies. He holds a B.A. degree from Malone College, an M.S. degree from the University of Kansas, and an M.B.A. from Harvard University.

Board Meetings and Committees

The Board of Directors of the Company held a total of eight meetings during the fiscal year ended December 31, 2006. No incumbent director attended fewer than 75% of the meetings of the Board of Directors or the committees upon which such director served during 2006.

The Board of Directors has determined that Messrs. Kvamme, Reddersen, Solomon and Van Valkenburg are independent and have no material relationship with the Company.

The Board of Directors has an Audit Committee, a Compensation and Equity Ownership Committee and a Corporate Governance and Nominating Committee. The charters for each of these committees are posted on our website at www.harmonicinc.com.

The Audit Committee currently consists of Messrs. Kvamme, Reddersen and Michel L. Vaillaud, a director not standing for re-election, each of whom is independent under Rule 10A-3 of the Securities Exchange Act of 1934 and under applicable NASDAQ Stock Market listing standards. The Audit Committee of the Board of Directors of Harmonic serves as the representative of the Board of Directors for general oversight of the quality and integrity of Harmonic’s financial accounting and reporting process, system of internal control, audit process, and process for monitoring the compliance with related laws and regulations. The Audit Committee engages the Company’s independent registered public accounting firm and approves the scope of both audit and non-audit services. Harmonic’s management has primary responsibility for preparing financial statements and the financial reporting process. The Audit Committee held ten meetings during 2006.

The Company’s Board of Directors has determined that Mr. Kvamme is an “audit committee financial expert” as defined by the current rules of the Securities and Exchange Commission. The Board of Directors believes that Mr. Kvamme’s experience as general partner of a major venture capital firm since 1984 qualifies him as a “audit committee financial expert” because he has acquired relevant expertise and experience from the analysis and evaluation of financial statements of both public and private companies.

The Compensation and Equity Ownership Committee currently consists of Messrs. Van Valkenburg and Kvamme, neither of whom is an employee of the Company and each of whom is independent under applicable NASDAQ listing standards. The Compensation and Equity Ownership Committee is responsible for approval of the Company’s compensation policies, compensation paid to executive officers, and administration of the Company’s equity ownership plans. The Compensation and Equity Ownership Committee held two meetings during 2006. Matters within the scope of the Compensation and Equity Ownership Committee were also discussed in executive sessions at each board meeting. See “Meetings of Non-Employee Directors.”

The Corporate Governance and Nominating Committee serves as the representative of the Board of Directors for establishment and oversight of governance policy and the operation, composition and compensation of the Board of Directors. The Corporate Governance and Nominating Committee is composed of Messrs. Solomon and Van Valkenburg, both of whom are independent under applicable NASDAQ listing standards. The Corporate Governance and Nominating Committee held one meeting in 2006. Matters within the scope of the Corporate Governance and Nominating Committee were also discussed in executive sessions at each board meeting. See “Meetings of Non-Employee Directors.”

The Corporate Governance and Nominating Committee has proposed, and the Board of Directors has approved, the nomination of all six current board members for re-election by stockholders at this annual meeting. No candidates have been proposed for nomination by stockholders at this meeting or at any previous annual meeting.

Identification and Evaluation of Candidates for Board Membership

Pursuant to the charter of the Corporate Governance and Nominating Committee, the Corporate Governance and Nominating Committee may utilize a variety of methods to identify and evaluate candidates for service on the Company’s Board of Directors. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current directors, management, professional search firms, stockholders or other persons. Any candidate presented would be evaluated at regular or special meetings of the Corporate Governance and Nominating Committee or at executive sessions at regular board meetings and may be considered at any point during the year. The Corporate Governance and Nominating Committee may take such measures that it considers appropriate in connection with its evaluation of a candidate, including candidate interviews, inquiry of the person recommending the candidate or reliance on the knowledge of the members of the Corporate Governance and Nominating Committee, the Board of Directors or management. The Corporate Governance and Nominating Committee has hired a consulting firm to assist it in identifying and screening potential candidates for election to the Board of Directors, in particular, to replace the position formerly held by Michel L. Vaillaud. In evaluating a candidate, the Corporate Governance and Nominating Committee may consider a variety of criteria. These criteria include demonstrated relevant business and industry experience, particular expertise to act as a committee chair or member, the ability to devote the necessary time to Board of Directors and committee service, personal character and integrity, and sound business judgment. The Corporate Governance and Nominating Committee has not set either term limits or age limits for members of the Board of Directors, believing that the Company’s interests are best served by members of the Board of Directors with substantial experience and knowledge of the Company’s business and that age is generally not a barrier to effective performance as a member of the Board of Directors.

Nomination Proposals from Stockholders

The Corporate Governance and Nominating Committee will consider proposals from stockholders for Board of Directors nominees at the 2008 Annual Meeting, provided that such proposals are submitted, in a timely manner in accordance with the Company’s bylaws, as amended, in writing to the Secretary of the Company at 549 Baltic Way, Sunnyvale, CA 94089 for inclusion in the Company’s proxy statement or consideration at the next annual meeting of stockholders. For stockholder nominations of persons for election to the Board of Directors of the Company at the 2008 Annual Stockholder Meeting, timely written notice of such nomination must be delivered to the Secretary of the Company one hundred twenty days (120 days) prior to the anniversary of the mailing of this proxy statement (i.e., January 2, 2008), which notice must contain (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the Company which are beneficially owned by such person, (D) a description of all arrangements and understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected) and (ii) as to such stockholder proposing a nominee for election to the Board of Directors of the Company, the information set forth in “Stockholder Proposal Procedures and Deadlines” for a stockholder notice of business to be brought before an annual meeting. In evaluating director candidates proposed by stockholders, the Corporate Governance and Nominating Committee will use the same criteria as it uses to evaluate all prospective members of the Board of Directors.

Meetings of Non-Employee Directors

At each board meeting, the non-employee directors meet in executive session without any management directors or employees present. The Chairman of the Corporate Governance and Nominating Committee, Mr. Solomon, has

the responsibility of presiding over periodic executive sessions of the Board of Directors in which management directors and other members of management do not participate. Last year, the non-employee directors discussed corporate strategy, management and Board succession planning, and board policies, processes and practices in executive session.

Compensation of Directors

We use a combination of cash and equity-based incentive compensation. Directors who are employees of Harmonic do not receive additional compensation for their service as Directors.

Cash Compensation.  Each non-employee director is paid an annual retainer of $20,000, plus $2,000 per board meeting attended and $1,000 per board committee meeting attended. Fees of $1,000 and $500, respectively, are paid for telephonic Board of Directors and committee meetings. In addition, the Chair of the Audit Committee receives an annual retainer of $7,500 and the Chairs of the Compensation and Equity Ownership Committee and the Corporate Governance and Nominating Committee each are paid a retainer of $4,000 per annum (but only one retainer will be paid if held by the same person). Maximum total cash compensation is capped at $35,000 per annum, excluding committee remuneration.

Equity Compensation.  The 2002 Director Option Plan currently provides for grants of options to be made in two ways:

1. Each non-employee director is automatically granted an option to purchase 30,000 shares on the date on which such person first becomes a non-employee director, whether through election by our stockholders or by our Board of Directors to fill a vacancy, provided, however, that an employee director who ceases to be an employee director but who remains a director will not receive an option upon such occurrence; and

2. Each non-employee director is automatically granted an option to purchase 10,000 shares on the date of our annual stockholders meeting each year if on such dates he or she shall have served on our Board of Directors for at least the preceding six (6) months.

2006 Compensation of Directors

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(4)(5)	Total ($)
Anthony J. Ley(1)	—	—	—
Patrick J. Harshman(2)	—	—	—
E. Floyd Kvamme	47,500	23,526	71,026
William F. Reddersen	38,500	23,526	62,026
Lewis Solomon	37,000	23,526	60,526
Michel L. Vaillaud(3)	38,500	23,526	62,026
David R. Van Valkenburg	38,500	23,526	62,026

1.	Compensation earned in 2006 by Mr. Ley for his service as CEO and subsequently as a consultant, is shown in the Summary Compensation Table on page 17. Mr. Ley received no compensation for his service as a director.

2.	Compensation earned in 2006 by Dr. Harshman for his service as CEO is shown in the Summary Compensation table. Dr. Harshman received no compensation for his service as a director.

3.	Mr. Vaillaud is not standing for re-election in 2007.

4.	The amounts in this column represent amounts recognized for financial statement reporting purposes in 2006 in accordance with SFAS 123(R) and do not reflect actual amounts paid to or received by any director. These amounts are the accounting cost of options granted in 2005 and 2006. See Note 12 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for a discussion of the assumptions made in our valuation of equity awards.

5.	Automatic option grants under our 2002 Director Plan were made on June 28, 2006 to each of the following directors: E. Floyd Kvamme, William F. Reddersen, Lewis Solomon, Michel L. Vaillaud and David Van Valkenburg. Each grant was for 10,000 shares at an exercise price of $3.97 with vesting over one year.

6.	The following table provides the number of shares of Common Stock subject to outstanding options held at December 31, 2006.

Outstanding Equity Awards at December 31, 2006

Name	Number of Shares

Anthony J. Ley(1)	950,000
Patrick J. Harshman(2)	521,000
E. Floyd Kvamme	70,000
William F. Reddersen	70,000
Lewis Solomon	74,000
Michel L. Vaillaud	90,000
David R. Van Valkenburg	74,000

1.	All options awarded to Mr. Ley were for services as CEO or consultant.

2.	All options awarded to Dr. Harshman were for services as an employee. Dr. Harshman did not receive option grants for service as a director.

Communication with the Board of Directors

The Board of Directors believes that management should be the primary means of communication between the Company and all of its constituencies, including stockholders, customers, suppliers and employees. However, stockholders may communicate with individual members of the Board of Directors, committees of the Board of Directors, or the full Board of Directors by addressing correspondence to a board member’s attention at 549 Baltic Way, Sunnyvale, CA, 94089.

Attendance of the Board of Directors at Annual Meetings

All members of the Board of Directors attended the 2006 Annual Meeting. The Board of Directors has a policy encouraging Board of Directors members to attend annual stockholder meetings and anticipates that certain board members will be present at the June 13, 2007 annual shareholder meeting.

Vote Required and Recommendation

The six nominees receiving the highest number of affirmative votes of the shares entitled to vote on this matter shall be elected as directors. Votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum but are not counted as affirmative votes. A broker non-vote will be counted for purposes of determining the presence or absence of a quorum, but, under Delaware law and assuming that a quorum is obtained, a broker non-vote will not affect the outcome of the vote relating to election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” EACH OF THE DIRECTOR NOMINEES SET FORTH ABOVE.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit the financial statements of the Company for the year ending December 31, 2007. PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since 1989 and has provided certain tax and other audit-related services. PricewaterhouseCoopers LLP has rotated Harmonic’s audit partners in compliance with current SEC regulations.

Stockholder approval is not required for the appointment of PricewaterhouseCoopers LLP, since the Audit Committee of the Board of Directors has the responsibility for selecting an independent registered public accounting firm. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. In the event of a negative vote on the ratification of PricewaterhouseCoopers LLP, the Audit Committee of the Board of Directors may reconsider its selection. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

Independent Registered Public Accounting Firm

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2006 and 2005 were:

	2006	2005

	(In thousands)
Audit	$1,868	$1,966
Audit Related	34	477
Tax Fees	190	129
All Other	2	5

Total	$2,094	$2,577

Audit Fees

The audit fees for the years ended December 31, 2006 and 2005 were for professional services rendered for the audits of the consolidated financial statements of the Company and statutory and subsidiary audits, issuance of comfort letters, consents, and assistance with the review of documents filed with the SEC.

Audit Related Fees

The audit related fees for the years ended December 31, 2006 and 2005 were for due diligence assignments and consultations concerning financial accounting and reporting standards.

Tax Fees

The tax compliance fees for the years ended December 31, 2006 and 2005 were for services related to tax due diligence assignments, the preparation of tax returns, discussions with tax authorities, claims for tax refunds, the establishment of foreign entities and for tax planning and tax advice, including consulting services related to indirect taxes and assistance with tax audits and appeals.

All Other Fees

All other fees for the years ended December 31, 2006 and 2005 were for tax seminars and license fees for various technical accounting reference software, respectively.

Consistent with its charter, our Audit Committee pre-approves all audit and non-audit services and did so in 2006. Pre-approval may be delegated to the Chairman.

The Audit Committee has considered whether the services provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP and has concluded that the independence of PricewaterhouseCoopers LLP is maintained and is not compromised by the non-audit services provided.

The Audit Committee has engaged PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

Report of the Audit Committee of the Board of Directors

In accordance with a written charter adopted by Harmonic’s Board of Directors posted on the Company’s website at www.harmonicinc.com, the Audit Committee of the Board of Directors of Harmonic serves as the representative of the Board of Directors for general oversight of the quality and integrity of Harmonic’s financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with related laws and regulations. The Audit Committee engages the Company’s independent registered public accounting firm and approves the scope of both audit and non-audit services. Harmonic’s management has primary responsibility for preparing financial statements and the financial reporting process.

Harmonic’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing an opinion on the conformity of Harmonic’s audited financial statements to generally accepted accounting principles.

The Audit Committee of the Board of Directors has:

1.	Reviewed and discussed the audited consolidated financial statements and certifications thereof with Company management and the independent registered public accounting firm, and management has represented to the Audit Committee that Harmonic’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States;

2.	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement of Accounting Standards 61 (Communications with Audit Committees) and 100 (Interim Financial Information), as amended, including the quality and acceptability of Harmonic’s financial reporting process and controls; and

3.	Reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with PricewaterhouseCoopers LLP its independence and also considered whether the provision of the non-audit services described below was compatible with maintaining their independence.

The Audit Committee meets regularly with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s accounting principles.

In performing all of these functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of Harmonic’s management which has primary responsibility for preparing financial statements and the financial reporting process and the independent registered public accounting firm, which, in their report, express an opinion on the conformity of Harmonic’s annual consolidated financial statements to accounting principles generally accepted in the United States. In reliance on the reviews and discussions referred to in this report, and in light of its role and responsibilities, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements of Harmonic for the three years ended December 31, 2006 be included for filing with the Securities and Exchange Commission in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

The Audit Committee

E. Floyd Kvamme
William F. Reddersen
Michel L. Vaillaud

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion & Analysis

Role of the Compensation and Equity Ownership Committee

The Compensation and Equity Ownership Committee (“Compensation Committee”) of our Board of Directors is responsible for approval of the Company’s executive compensation policies, compensation paid to executive officers, and administration of the Company’s equity ownership plans. The Compensation Committee currently consists of Messrs. Van Valkenburg and Kvamme, neither of whom is an employee of the Company and each of whom is independent under applicable NASDAQ listing standards. The charter of the Compensation Committee was adopted by our Board and is posted on Harmonic’s website at www.harmonicinc.com.

In 2005, the Compensation Committee retained the services of Meyercord Associates (Meyercord), an independent compensation consulting firm, to assist the Committee in the evaluation of appropriate cash and equity compensation for executive management. Meyercord makes recommendations on the design and implementation of compensation plans, reviews data and recommendations provided by management and Top Five Data Services (Top Five), an independent consultant retained by management, and also reviews specific compensation proposals for each Named Executive Officer (NEO). Our CEO, assisted by our Vice President of Human Resources, works with the Committee to establish meeting agendas. Our CEO makes recommendations to the Compensation Committee with respect to the compensation of other members of executive management and the design and implementation of incentive compensation programs for NEOs and other employees. The Compensation Committee considers recommendations from management but is not bound by these recommendations.

Compensation Philosophy and Programs

The Company’s executive compensation programs are designed to attract, motivate and retain executives who will contribute significantly to the long-term success of the Company and the enhancement of stockholder value. Consistent with this philosophy, the following goals provide a framework for our executive compensation program:

■	provide a competitive total compensation package to attract, retain and motivate executives who must operate in a demanding and rapidly changing business environment;

■	relate total compensation for each executive to overall company performance as well as individual performance;

■	reflect competitive market requirements and strategic business needs in determining the appropriate mix of cash and non-cash and short-term and long-term compensation;

■	put at risk a significant portion of each executive’s total target compensation, with the intent to reward superior performance; and

■	align the interests of our executives with those of our stockholders.

Elements of Compensation

In order to achieve the above goals, our total compensation packages include base salary and annual bonus paid in cash, as well as long-term compensation in the form of stock options. We also provide benefit plans which are generally available to all regular full-time employees of Harmonic. We believe that appropriately balancing the total compensation package and ensuring the viability of each component of the package is necessary in order to provide market-competitive compensation. We focus on ensuring that the balance of the various components of our compensation program is optimized to motivate executives to improve our results on a cost-effective basis. The factors which are used to determine individual compensation packages are generally similar for each NEO, including our CEO.

Top Five surveys regularly for management the compensation practices of our peers in order to assess our competitiveness. Top Five gathers data from a peer group, established in consultation with management, which includes approximately twenty companies of a similar size and profile. The peer group consists of companies in the telecommunications equipment sector and other technology companies in the San Francisco Bay Area. Information from Top Five is used in formulating the CEO’s recommendations to the Compensation Committee with respect to the design and implementation of compensation packages and for specific proposals related to the individual elements and total compensation packages for other NEOs, as well as for other employees. In order to independently evaluate the competitive position of the Company’s compensation structure, the Compensation Committee in 2006 reviewed total compensation analyses prepared by Meyercord of a peer group of companies in the high-technology sector, the Company’s industry and the Company’s geographic location.

Base Salary

Base salary for NEOs, including that of the Chief Executive Officer, is set according to the responsibilities of the position, the specific skills and experience of the individual and the competitive market for executive talent. The Compensation Committee reviews salaries annually and adjusts them as appropriate to reflect changes in market conditions, individual performance and responsibilities, and the Company’s financial position. The aggregate value of our total cash compensation (base salary and bonus) for executives is generally targeted at approximately the 50th percentile of executive compensation at comparable companies, with the intent that superior performance under incentive bonus plans would enable the executive to elevate his total cash compensation to levels that are above the average of comparable companies. Base salaries of executives in 2006 were not increased from 2005 (except for Dr. Harshman), principally due to the Company’s net loss in 2005 and also because survey results indicated that total target cash compensation for NEOs was within the parameters set by the Compensation Committee. Dr. Harshman’s salary was increased on January 1, 2006 as a result of his promotion to Executive Vice President, and was raised again on May 4, 2006, as a result of his promotion to CEO. The base salary and target bonus of Dr. Harshman was approved by the Compensation Committee with reference to the above factors and in consultation with Meyercord. Base salaries for NEOs are disclosed in the Summary Compensation Table on page 17.

Incentive Bonus Plan

The Company’s annual incentive bonus plan reflects the Compensation Committee’s belief that a meaningful component of executive compensation should be contingent on the performance of the Company. Because the Company had been unprofitable in 2005, the Compensation Committee took the position that a return to profitability was the most important financial objective in 2006. Consequently, the Company’s incentive bonus plan for key employees was weighted 70% toward the attainment of a Company operating income target (defined to exclude certain items) and 30% toward the attainment of a revenue goal, with a target bonus established for each participant by reference to peer group data. The plan allowed for an adjustment of 10% of any bonus payable based upon the individual performance of each NEO. In addition, the plan had minimum thresholds for each component which had to be met in order for any payout to be made, and a cap of 200% of target bonus for any individual, including NEOs. Total payouts for all participants, including NEOs, from the plan were limited to 20% of operating income, as defined. In fiscal 2006, we partially met our goals established for both revenue and operating income. As a result, the incentive pool was funded at 57% of the total targeted amount. Bonus payments from the 2006 plan were approved by the Compensation Committee and made to executive officer participants in February 2007, as disclosed in the Summary Compensation Table on page 17.

Equity Compensation Plans

The Compensation Committee believes that equity compensation plans are an essential tool to link the long-term interests of stockholders and employees, especially the Chief Executive Officer and executive management, and serve to motivate executives to make decisions that will, in the long run, give the best returns to stockholders. Stock options are generally granted when an employee, including an NEO, joins the Company, and on an annual basis thereafter. These stock options typically vest over a four year period and are granted at an exercise price equal to the fair market value of the Company’s common stock at the date of grant. The size of an initial stock option grant is based upon the position, responsibilities and expected contribution of the individual, with subsequent grants also taking into account the individual’s performance, potential contributions, and, to a lesser extent, the vesting status of previously granted options. This approach is designed to maximize stockholder value over the long term, as no benefit is realized from the option grant unless the price of the Company’s common stock has increased over a number of years.

The Compensation Committee has awarded stock options to most employees, including NEOs, on an annual basis. In prior years, the total pool of annual grants to be made to all employees, including NEOs, was determined principally by reference to guidelines published by shareholder advisory firms and in part to historic practice. The guidelines generally refer to metrics such as total annual grants as a percentage of shares outstanding and total outstanding options as a percentage of fully diluted shares. Historically, the Compensation Committee has set the total pool of equity awards to result in the Company’s use of options being substantially lower than the guideline amounts, and did so again in respect of total option awards granted in 2006. Following establishment of the total pool, awards to individual NEOs were determined principally by reference to the factors described above. In addition to an annual grant, Dr. Harshman was granted an award of 150,000 options in May 2006 upon his promotion to CEO.

In addition to the Company’s stock option plans, executive officers are eligible to participate in the Company’s 2002 Employee Stock Purchase Plan (ESPP). This plan allows eligible employees to purchase the Company’s common stock at a price equal to 85% of the lower of the fair market value at the beginning of the purchase period or the fair market value at the end of the purchase period, with the purchase amount limited to the lesser of 10% of base salary or 3,000 shares per purchase period, or as specified by applicable IRS regulations.

Statement 123R (SFAS 123R) of the Financial Accounting Standards Board (FASB) required the Company to record a charge to earnings for employee stock option grants and employee purchase plan rights, with effect from January 1, 2006. The Compensation Committee believes that the Company should continue to operate its equity plans in substantially their present form in spite of the significant non-cash charges incurred by the Company as a result of the application of SFAS 123R. The Compensation Committee continues to assess the impact of the accounting standard on Harmonic’s earnings, changes in the design and operation of equity plans by other companies, particularly those with whom the Company competes locally for employees, and the attitude of financial analysts and investors towards these significant and potentially volatile non-cash charges. In order to mitigate the impact of this new standard on earnings, the Company reduced the term of employee option grants from 10 years to 7 years for grants made on or after February 27, 2006. In addition, the Board and stockholders have approved an amendment to the Company’s ESPP, which reduces the “look-back” feature from 24 months to 6 months, with effect from January 1, 2007. The Committee continues to believe that broad-based equity plans remain an essential element of a competitive compensation package, as such plans are offered currently by most public and private technology companies in Silicon Valley with whom the Company competes for both executives and non-executive employees. Over 99% of our employees currently hold stock options and approximately 66% participate in the Company’s ESPP.

Option Grant Practice

The Compensation Committee approves all stock option grants, except for certain new hire grants made in the ordinary course of business, for which it has delegated authority to the CEO within pre-approved parameters pursuant to an Employee Equity Issuance Policy, and the Compensation Committee reviews all stock option grants made pursuant to the Employee Equity Issuance Policy. Initial hire grants that are within the CEO’s approved range are made on the Friday following the employee’s start date. Options are granted at 100% of the closing price of our stock on the date of grant.

Initial hire grants which are for executives, which are above the CEO’s approved range or are for current employees are approved by the Compensation Committee with the grant date being the day of approval by the Compensation Committee and the exercise price being the closing price of the stock on that date. Annual grants are usually made in the first quarter of the year, and in 2006, these grants were made on February 27. Grants for 2007 are expected to be made at a Board meeting in May 2007. This timing enables management and the Compensation Committee to consider performance by both the Company and the individual and balance it against our expectations for the current year.

We do not time the granting of our options with any favorable or unfavorable news released by the Company. The timing of initial grants is driven by the date of hire of our new employees. The Board of Directors and Compensation Committee meeting schedules, for review and approval of annual grants, are usually established several months in advance for the calendar year. Proximity of any awards to an earnings announcement or other market events is coincidental.

Retirement Benefits

The Company does not provide pension benefits or deferred compensation plans to any of its employees, including NEOs, other than a 401(k) deferred compensation plan which is open to all regular, full-time U.S. employees. Prior to the retirement of Mr. Ley and Mr. Levi, the Compensation Committee approved the terms of agreements with each former executive officer to provide certain post-employment benefits as disclosed in “Former Executive Officers.”

The Company made matching contributions to the 401(k) plan of up to $1,000 per annum per participant in 2006. Details of Company contributions for executives in 2006 are included in the “All Other Compensation” column in the Summary Compensation Table on page 17.

Other Compensation

Other elements of executive compensation include life and long-term disability insurance and health benefits. These benefits are available to all regular, full-time U.S. employees of the Company on the same basis and similar benefits are provided to most employees in other countries. Certain NEOs have access to a supplemental medical plan which provides coverage of additional out-of-pocket medical costs up to an annual limit of $15,000 and one NEO has a monthly car allowance. Management periodically reviews the level of benefits provided to all employees and adjusts those levels as appropriate. Company payments for NEOs pursuant to these other elements of compensation in 2006 are included in the “All Other Compensation” column in the Summary Compensation Table on page 17.

Approvals

In January 2006, the Compensation Committee approved the 2006 cash compensation for all NEOs. The Company’s former Chief Executive Officer, who is also the Chairman of the Company’s Board of Directors, was not present during the portion of the meetings during which his compensation was discussed and approved. Equity compensation awards were approved by the Compensation Committee on February 27, 2006. In May 2006, the Compensation Committee approved a revised total compensation package for Dr. Harshman upon his promotion to CEO, including an increase in annual base salary to $400,000, an increase in target bonus to 80% and the grant of 150,000 options. In October 2006, the Compensation Committee also approved the total compensation package of Charles Bonasera, who joined the Company in November 2006 as Vice President, Operations. Mr. Bonasera’s compensation package included an annual base salary of $210,000 and a grant of 25,000 options. The Committee decided that Mr. Bonasera should not participate in the 2006 annual bonus plan because of his limited influence on the 2006 Company’s performance in 2006.

Section 162(m)

We have considered the potential future effects of Section 162(m) of the Internal Revenue Code of 1986, as amended, on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for the Chief Executive Officer or any of our next four most highly compensated executive officers, unless such compensation is performance based. For fiscal 2006, no executive officer received compensation subject to Section 162(m) in excess of $1.0 million. We have adopted a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m).

Report of the Compensation and Equity Ownership Committee of the Board of Directors on Executive Compensation

The Compensation and Equity Ownership Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

The Compensation & Equity Ownership Committee

David R. Van Valkenburg
E. Floyd Kvamme

The information contained above under the captions “Report of the Audit Committee of the Board of Directors” and “Report of the Compensation and Equity Ownership Committee of the Board of Directors on Executive Compensation” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference to such filing.

2006 Compensation of Named Executive Officers

Summary Compensation Table

The following Summary Compensation Table (SCT) sets forth summary information concerning the compensation earned by our named executive officers, including Patrick J. Harshman as President and Chief Executive Officer, Anthony J. Ley as the Company’s former President and Chief Executive Officer, Robin Dickson as the Chief

Financial Officer and the three most highly compensated executive officers of the Company during the fiscal year ended December 31, 2006 for services to our Company in all capacities:

					Non-Equity
				Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)(5)	Compensation ($)(6)	Compensation(7)	Total ($)

Patrick J. Harshman President & Chief Executive Officer(1)	2006	374,616	—	289,363	159,166	19,370	842,515

Anthony J. Ley Chairman, Former President & Chief Executive Officer(2)	2006	338,060	—	621,280	114,200	128,498	1,202,038

Robin N. Dickson Chief Financial Officer	2006	330,000	—	166,828	113,058	16,260	626,146

Israel Levi Former Vice President, Operations & Quality(3)	2006	275,000	—	151,415	94,215	22,307	542,937

Neven Haltmayer Vice President, Research & Development	2006	210,000	—	67,125	41,969	3,664	322,758

Charles Bonasera Vice President, Operations(4)	2006	32,308	27,000	4,579	—	2,637	66,524

1.	Dr. Harshman was promoted from Executive Vice President to President & Chief Executive Officer on May 4, 2006 at an annual base salary of $400,000.

2.	Mr. Ley retired as President & Chief Executive Officer on May 4, 2006. $112,500 in the “All Other Compensation” column represents post-employment consulting fees. For discussion of Mr. Ley’s post-employment agreements, see “Former Executive Officers” on page 22.

3.	Mr. Levi retired on February 28, 2007. For discussion of Mr. Levi’s post-employment agreements, see “Former Executive Officers” on page 22.

4.	Mr. Bonasera joined the Company on November 6, 2006 at an annual base salary of $210,000, with a signing bonus of $27,000.

5.	The amounts in this column represent amounts recognized for financial statement reporting purposes in 2006 in accordance with SFAS 123(R) and do not reflect actual amounts paid or received by any officer. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts are the accounting cost of options granted in years from 2003 to 2006. See Note 12 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for a discussion of the assumptions made in our valuation of equity awards.

6.	The amounts in this column represent payments made in February 2007 under our 2006 management bonus plan.

7.	The amounts in this column represent car allowances, group life insurance premiums, 401(k) matching contributions, medical and dental plan premiums and reimbursement of certain medical costs under a supplemental plan. For Mr. Ley, see also Note 2.

Grant of Plan-Based Awards

					All Other Option
		Estimated Future Payouts Under Non-			Awards Number of	Exercise Price of	Closing Price	Grant Date Fair
		Equity Incentive Plan Awards ($)(1)			Shares Underlying	Option Awards	on	Value of Option
Name	Grant Date	Threshold	Target	Maximum	Options(2)	($/Sh)(3)	Grant Date	Awards ($)(4)

Patrick J. Harshman	2/27/2006				80,000	5.87	5.85	301,040
	5/4/2006				150,000	5.14	5.46	472,755
	4/5/2006	0	278,750	557,500
Anthony J. Ley	2/27/2006				100,000	5.87	5.85	376,300
	7/1/2006				100,000	4.48	4.59	233,600
	4/5/2006	0	200,000	400,000
Robin N. Dickson	2/27/2006				50,000	5.87	5.85	188,150
	4/5/2006	0	198,000	396,000
Israel Levi	2/27/2006				40,000	5.87	5.85	150,520
	4/5/2006	0	165,000	330,000
Neven Haltmayer	2/27/2006				45,000	5.87	5.85	169,335
	4/5/2006	0	73,500	147,000
Charles Bonasera	11/6/2006	—	—	—	25,000	8.38	8.38	121,632

1.	The estimated future payouts under non-equity incentive plans refers to potential payouts under our 2006 bonus plan. At their discretion, the Compensation and Equity Ownership Committee has the authority to pay any NEO up to 10% below their targeted bonus amount. The goals for 2006 were approved by the Compensation Committee in January 2006. The payout amounts for each executive officer were reviewed and approved by the Compensation Committee and the Board of Directors in January 2007 upon availability of financial results for fiscal 2006 and are included in the Summary Compensation Table on page 17.

2.	Options granted to executive officers during fiscal 2006 expire 7 years from the date of grant and vest 25% upon completion of 12 months service and 1/48 per month thereafter. The option granted to Mr. Ley on July 1, 2006 vests monthly over a period of one year.

3.	The exercise price for option grants is the fair market value of the company’s stock. Historically, the Company has determined the fair market value to be the closing price of the day immediately prior to the date of grant. Since November 2006, the closing price of the date of grant determines the fair market value.

4.	This value is determined according to SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The option exercise price has not been deducted from these amounts. The actual value of the option will depend upon the market value of Harmonic’s common stock at the time the option is exercised. The grant date fair market value of the option awards is calculated using the Black-Scholes valuation model using the following assumptions:

Assumptions	Rate

Average risk free interest rate	4.6%
Average expected term (years)	4.75
Average expected volatility	75%

Outstanding Equity Awards as of December 31, 2006

The following table summarizes stock options outstanding as of December 31, 2006:

	Outstanding Equity Awards at 12/31/06(1)
	# of Securities	# of Securities
	Underlying	Underlying
	Unexercised Options	Unexercised Options	Option Exercise	Option
Name	(# Exercisable)	(# Unexercisable)	Price ($/Sh)	Expiration Date

Patrick J. Harshman	8,000		10.4375	7/14/2007
	10,000		7.8125	6/8/2008
	8,000		25.5000	6/22/2009
	10,000		65.4063	9/30/2009
	26,269		23.5625	8/1/2010
	3,731		23.5625	8/1/2010
	40,000		9.1250	1/26/2011
	45,000		10.4000	1/23/2012
	38,957	1,043	3.4600	1/28/2013
		80,000	5.8700	2/27/2013
		150,000	5.1400	5/4/2013
	36,458	13,542	9.2900	1/20/2014
	19,791	30,209	5.8600	5/3/2015

Anthony J. Ley	50,000		10.4375	7/14/2007
	80,000		7.8125	6/8/2008
	50,000		25.5000	6/22/2009
	41,666	58,334	4.4800	7/1/2010
	67,512		23.5625	8/1/2010
	2,488		23.5625	8/1/2010
	60,000		9.1250	1/26/2011
	80,000		10.4000	1/23/2012
	78,332	1,668	3.4600	1/28/2013
		100,000	5.8700	2/27/2013
	145,833	54,167	9.2900	1/20/2014
	31,666	48,334	5.8600	5/3/2015

Robin N. Dickson	26,000		10.4375	7/14/2007
	24,000		7.8125	6/8/2008
	24,000		25.5000	6/22/2009
	40,681		23.5625	8/1/2010
	4,319		23.5625	8/1/2010
	40,000		9.1250	1/26/2011
	37,000		10.4000	1/23/2012
	35,986	1,042	3.4600	1/28/2013
		50,000	5.8700	2/27/2013
	29,166	10,834	9.2900	1/20/2014
	19,791	30,209	5.8600	5/3/2015

	Outstanding Equity Awards at 12/31/06(1)
	# of Securities	# of Securities
	Underlying	Underlying
	Unexercised Options	Unexercised Options	Option Exercise	Option
Name	(# Exercisable)	(# Unexercisable)	Price ($/Sh)	Expiration Date

Israel Levi	26,000		10.4375	7/14/2007
	20,000		25.5000	6/22/2009
	24,464		23.5625	8/1/2010
	5,536		23.5625	8/1/2010
	35,000		9.1250	1/26/2011
	30,000		10.4000	1/23/2012
	2,292	1,146	3.4600	1/28/2013
		40,000	5.8700	2/27/2013
	29,166	10,834	9.2900	1/20/2014
	834	24,167	5.8600	5/3/2015

Neven Haltmayer	10,000		3.1500	12/2/2012
	3,916	84	3.4600	1/28/2013
	5,833	2,167	8.9300	1/14/2014
	4,354	6,646	5.8600	5/3/2015
		45,000	5.8700	2/27/2013

Charles Bonasera		25,000	8.3800	11/6/2013

1.	Under our Stock Option Plans, these options vest 25% upon completion of 12 months service and 1/48 per month thereafter and expire after seven years or ten years from date of grant, contingent upon continued employment, except for the option award to Mr. Ley on July 1, 2006 which vests monthly over a period of one year.

Options Exercised during 2006

The following table summarizes the options exercised during the year ended December 31, 2006 and the value realized upon exercise:

Option Awards
	Number of Shares	Value Realized Upon
Name	Acquired on Exercise	Exercise ($)(2)

Patrick J. Harshman(1)	10,000	43,300
Anthony J. Ley	—	—
Robin N. Dickson	—	—
Israel Levi	77,561	227,182
Neven Haltmayer	—	—
Charles Bonasera	—	—

1.	Dr. Harshman purchased the underlying shares and continues to hold them.

2.	This value is the difference between the option exercise price and the market value of the underlying shares on the date of exercise, multiplied by the number of shares.

Pension Benefits and Nonqualified Deferred Compensation

There are no pension or retirement benefit plans for any of the NEOs, other than a 401(k) deferred compensation plan which is available to all regular, full-time U.S. employees of the Company. The Company made matching contributions to the 401(k) plan of up to $1,000 per annum per participant in 2006. Details of Company contributions for NEOs in 2006 are included in the “All Other Compensation” column in the Summary Compensation Table on page 17.

Employment Agreements

Current Executive Officers

The Company does not have employment agreements with any of its NEOs. The Company has entered into change-of-control severance agreements with each of Dr. Harshman, Mr. Ley, Mr. Dickson and Mr. Levi. Mr. Ley’s change-in-control agreement will expire on June 30, 2007 and Mr. Levi’s change-in-control agreement expired upon his retirement from Harmonic on February 28, 2007. Under the terms of the respective NEO’s change-in-control agreement, in the event of termination within eighteen months following a change-in-control of the Company other than for cause, Dr. Harshman will receive a lump-sum payment of twice his annual salary, bonus and benefits, and Mr. Dickson will receive a lump-sum payment of one year’s salary, bonus and benefits. These agreements also provide for out placement assistance and the acceleration of unvested stock options and any restricted stock awards held by an NEO in the event of such NEO’s termination, subject to certain limitations. In January 2007, the Compensation Committee approved change-in-control agreements for each of Mr. Haltmayer and Mr. Bonasera, and these agreements were executed on terms similar to those of Mr. Dickson’s agreement.

Based on a hypothetical termination date of December 31, 2006, the respective amounts paid to Dr. Harshman, Mr. Ley, Mr. Dickson and Mr. Levi in the event of a change-in-control would have been:

			Value of Unvested
Name and Principal Position	Salary ($)	Bonus ($)	Stock Options(2)	Other(3)	Total(4)

Dr. Patrick J. Harshman President & Chief Executive Officer	800,000	320,000	478,069	51,979	1,650,048
Robin N. Dickson Chief Financial Officer	330,000	131,342	116,565	16,624	594,531
Anthony J. Ley Chairman, Former President & Chief Executive Officer(1)	1,000,000	525,366	377,258	34,379	1,937,003
Israel Levi Former, Sr. Vice President Operations and Quality(3)	275,000	113,830	94,442	23,352	506,624

1.	The hypothetical amounts which would have been paid to Mr. Ley on December 31, 2006 are higher than those discussed in “Former Executive Officers.” The disclosures in “Former Executive Officers” apply to the applicable amounts for the period from January 1, 2007 to June 30, 2007.

2.	The amounts in this column represent the value which would have been realized by the acceleration of unvested stock options, calculated by multiplying the number of shares subject to acceleration by the difference between $7.27, the closing price of the Company’s stock on December 29, 2006 and the exercise price.

3.	The amounts in the column “Other” represent the cost of continuing health benefits and out placement fees.

4.	The Company’s change-in-control agreements have a provision that payments will either be made in full with the executive paying any applicable Section 280G excise taxes or the payments will be reduced to a level that does not trigger the Section 280G excise tax. The amounts shown in the table assume that the executive would elect to receive full payment and pay any applicable excise taxes.

Stock Ownership Guidelines

The Company currently has no stock ownership guidelines for either its executive officers or its directors.

Financial Restatements

The Company has never restated its financial statements and does not have an established practice regarding the adjustment of bonus payments if the performance measures on which they were based are restated in a manner that would change the amount of an award.

Former Executive Officers

In connection with Mr. Ley’s retirement from his position as President and Chief Executive Officer in May 2006, the Compensation Committee approved the terms of an agreement designed to reflect Mr. Ley’s 18 years of service to Harmonic as CEO, the Company’s need to have his services available in the future on a consulting basis, and the Company’s lack of retirement benefits. Meyercord assisted the Company’s Compensation Committee in determining the principal terms of the agreement. The Company and Mr. Ley entered into a Transition Agreement providing that:

■	Assuming his continued election to be a member of the Company’s Board of Directors, Mr. Ley would serve as Chairman until the Company’s 2007 annual meeting of stockholders or such other time as is determined by the Board of Directors;

■	On July 1, 2006 (the “Transition Date”), Mr. Ley would become a consultant to, and would cease to be an employee of, the Company; and

■	Mr. Ley would provide consulting services to the Company from July 1, 2006 until June 30, 2008.

The Transition Agreement also provided that Mr. Ley would be entitled to receive, (a) his then-current base salary at an annual rate of $500,000 per year until June 30, 2006, (b) payment under the Company’s 2006 Bonus Plan (the “Plan”) based upon the achievement of the targets in the Plan at the time that payments were made to the Company’s other executive officers, pro-rated to reflect Mr. Ley’s employment through June 30, 2006, and (c) health benefits for the lesser of i) 36 months or ii) such time as Mr. Ley ceased to be a consultant.

On the Transition Date, Mr. Ley would become a consultant to the Company, and would receive, among other things, compensation at a rate of $225,000 per annum, and would be granted an option to acquire 100,000 shares of the Company’s common stock (the “Option”), vesting ratably each month over 12 months.

Mr. Ley would also be entitled to expenses not to exceed $25,000 per annum as long as he remained a consultant and certain health benefits. The Transition Agreement also contained non-compete and non-solicitation undertakings and a release of claims by Mr. Ley.

As part of the Transition Agreement, the Company and Mr. Ley also entered into an Amended and Restated Change of Control Agreement (the “Amended Change of Control Agreement”), effective as of the Transition Date, which amends and restates in its entirety the Change of Control Severance Agreement between the Company and Mr. Ley, entered into on February 20, 2004. The Amended Change of Control Agreement provides that, if the Company enters into a definitive agreement that would result in a Change of Control (as defined in the Amended Change of

Control Agreement) of the Company on or prior to July 1, 2007, then Mr. Ley would receive certain compensation and benefits, including:

■	A cash payment equal to 200% of his Annual Compensation and

■	Full acceleration of the unvested portion of any outstanding stock options or restricted stock held by Mr. Ley.

■	Continued health benefits at the same level of coverage as provided in the Transition Agreement.

Mr. Levi retired from his position as Senior Vice President, Operations and Quality in November 2006, but remained an employee of the Company until February 28, 2007. The Compensation Committee approved the terms of an agreement to reflect Mr. Levi’s 17 years of service to the Company and the Company’s lack of retirement benefits. The agreement provided for the following post-employment benefits which were paid to Mr. Levi in February 2007:

■	12 months salary and car allowance; and

■	12 months paid medical coverage, as well as certain Medicare payments on his behalf for such period.

Mr. Levi remained eligible to participate in the Company’s 2006 bonus plan until his retirement from the Company and received a payment from the plan in February 2007, as shown in the Summary Compensation Table.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation and Equity Ownership Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Equity Compensation Plan Information

(c)
Number of securities
remaining available
	(a)	(b)	for future issuance
	Number of securities to be	Weighted-average	under equity
	issued upon exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights(2)	warrants and rights(3)	reflected in column(a))

Equity plans approved by security holders(1)(4)	8,813,985	$9.98	6,115,623

1.	The Company has no equity compensation plans which are not approved by stockholders.

2.	This column does not reflect options assumed in acquisitions where the plans governing the options will not be used for future awards.

3.	This column does not reflect the price of shares underlying the assumed options referred to in footnote (2) of this table.

4.	This row includes the 1995 Stock Plan, the 1995 and 2002 Director Option Plans and the 2002 Employee Stock Purchase Plan. Only the 1995 Stock Plan, the 2002 Director Option Plan and the 2002 Employee Stock Purchase Plan have shares remaining available for issuance.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company’s common stock as of the Record Date by (i) each beneficial owner of more than 5% of the common stock; (ii) each director and each nominee to the Company’s Board of Directors; (iii) each Named Executive Officer; and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owner	Number of Shares	Percent of Total

Barclay’s Global Investors, NA(1) 45 Fremont Street San Francisco, CA 94015	4,273,848	5.4%
Anthony J. Ley(2)	1,136,041	1.4%
E. Floyd Kvamme(3)	537,850	*
William F. Reddersen(4)	69,166	*
Lewis Solomon(5)	73,166	*
Michel L. Vaillaud(6)	109,166	*
David R. Van Valkenburg(7)	88,166	*
Patrick J. Harshman(8)	326,206	*
Robin N. Dickson(9)	383,882	*
Neven Haltmayer(10)	46,006	*
Charles Bonasera	—	*
All directors and executive officers as a group (10 persons)(11)	2,769,649	3.4%

*	Percentage of shares beneficially owned is less than one percent of total.

1.	Based solely on a review of Schedule 13D, 13F and 13G filings with the Securities and Exchange Commission.

2.	Includes 794,997 shares which may be acquired upon exercise of options exercisable within 60 days of April 16, 2007.

3.	Includes 69,166 shares which may be acquired upon exercise of options exercisable within 60 days of April 16, 2007.

4.	Includes 69,166 shares which may be acquired upon exercise of options exercisable within 60 days of April 16, 2007.

5.	Includes 73,166 shares which may be acquired upon exercise of options exercisable within 60 days of April 16, 2007.

6.	Includes 85,166 shares which may be acquired upon exercise of options exercisable within 60 days of April 16, 2007.

7.	Includes 73,166 shares which may be acquired upon exercise of options exercisable within 60 days of April 16, 2007.

8.	Includes 306,206 shares which may be acquired upon exercise of options exercisable within 60 days of April 16, 2007.

9.	Includes 304,900 shares which may be acquired upon exercise of options exercisable within 60 days of April 16, 2007.

10.	Includes 40,624 shares which may be acquired upon exercise of options exercisable within 60 days of April 16, 2007.

11.	Includes 1,816,557 shares which may be acquired upon exercise of options exercisable within 60 days of April 16, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it or written representations from certain reporting persons, the Company believes that, with respect to 2006, all filing requirements applicable to its officers, directors and ten percent stockholders were complied with.

Review and Approval of Related Party Transactions

It is Harmonic’s policy that all employees, officers and directors must avoid any activity that is or has the appearance of conflicting with the interests of the Company. This policy is included in the Company’s Code of Business Conduct and Ethics, which is posted on our website. All related party transactions must be reviewed and approved by the Company’s Audit Committee.

Certain Relationships and Related Transactions

Except for the compensation agreements and other arrangements that are described under “Executive Compensation” and “Change of Control and Severance Agreements,” there was not during fiscal year 2006, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, 5% stockholder or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

OTHER MATTERS

The Company knows of no other matters to be submitted for stockholder action at the 2007 Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

Dated: April 30, 2007

By Order of the Board of Directors,

Robin N. Dickson
Secretary

HARMONIC INC.
549 Baltic Way
Sunnyvale, CA 94089
PROXY FOR AN
ANNUAL MEETING OF STOCKHOLDERS
JUNE 13, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Patrick J. Harshman and Robin N. Dickson, and each or either of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Harmonic Inc., held of record April 16, 2007 by the undersigned at the Annual Meeting of Stockholders of Harmonic Inc. to be held at The Hyatt Hotel, 5101 Great America Parkway, Santa Clara, California, on June 13, 2007, at 8:00 a.m. Pacific Time, or at any adjournment thereof.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated April 30, 2007, and a copy of the Company’s 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2007. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this proxy and, by filing this proxy with the Secretary of the Company, gives notice of such revocation.
(Continued and to be marked, dated and signed on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ DETACH HERE FROM PROXY VOTING CARD ▲
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THIS PROXY WILL BE VOTED AS SPECIFIED HEREON. THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1 and 2 IF NO SPECIFICATION IS MADE. THIS PROXY WILL BE VOTED BY THE APPLICABLE PROXIES IN THEIR DISCRETION ON OTHER BUSINESS THAT PROPERLY COMES BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
Mark here for address change or comments Please see reverse side	☐
The Board of Directors of Harmonic Inc. recommends a vote FOR Proposal Nos. 1 and 2.

		FOR	WITHHELD
1.	To elect six directors to serve until the 2008 annual meeting of stockholders or until their successors are elected and duly qualified.	☐	☐
01 Anthony J. Ley
02 Patrick J. Harshman
03 E. Floyd Kvamme
04 William F. Reddersen
05 Lewis Solomon
06 David R. Van Valkenburg
To withhold authority to vote for a particular nominee or nominees, write the name(s) of such nominee(s) here:

		FOR	ABSTAIN	AGAINST
2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007.	☐	☐	☐

WILL ATTEND
If you plan to attend the Annual Meeting, please mark the WILL ATTEND box	☐
Please complete, sign and date this proxy and
return promptly in the enclosed envelope.

Signature	Signature	Date	, 2007

Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

▲ DETACH HERE FROM PROXY VOTING CARD ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 p.m. Eastern Time the business day prior to annual meeting day.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.proxyvoting.com/hlit

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.
OR

Telephone
1-800-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.
	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

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